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                                                              EXHIBIT 10.bb

                              EMPLOYMENT AGREEMENT


             EMPLOYMENT AGREEMENT, dated as of October 19, 1995, by and between BW/IP, Inc., a Delaware corporation (the "Company"), and Bernard G. Rethore ("Executive").


                               W I T N E S E T H:

             WHEREAS, the Company desires to secure the services of Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

             WHEREAS, Executive desires to accept such employment and enter into such Agreement;

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

     1.      Employment.

             a. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company. Executive's duties shall be primarily performed at the Company's headquarters in Long Beach, California. Executive shall relocate his principal residence to the Long Beach, California vicinity on or before November 1, 1997. In connection with Executive's relocation, Executive shall be entitled to benefits in accordance with the generally applicable relocation policies and procedures of the Company.

             b. Term of Employment. Except as provided in Paragraph 7, the Company shall employ Executive for the period commencing on October 19, 1995 (the "Commencement Date") and ending on the fifth anniversary of the Commencement Date. The term of Executive's employment hereunder shall thereafter be automatically extended, upon the same terms and conditions, for successive periods of one year each, unless either party, at least 90 days prior to the expiration of the original term or any extended term, shall give written notice to the other of its intention not to renew such employment. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period".

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     2.      Position and Duties.

             During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the "Board"), and in such other position or positions with the Company as the Board and Executive shall agree upon from time to time. During the Employment Period, the Company shall use its best efforts to have Executive elected and continued as a member of (i) the Board and (ii) the Executive Committee of the Board. During the Employment Period, Executive shall have responsibility for the general management and operation of the Company and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder and such other duties, responsibilities and obligations as the Board and Executive shall agree upon from time to time. Executive shall devote substantially all of his time to the services required of him hereunder, provided that nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corporation with the consent of the Board and the Board hereby grants its consent to Executive's service on the board of Maytag Corporation, (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not materially interfere with the performance of Executive's duties hereunder. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents that this Agreement has been authorized by due corporate action and that the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which it is a party or by which it may be bound.

     3.      Compensation.

             a. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $400,000. The annual base salary payable under this paragraph shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred





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compensation or savings plan or arrangement maintained or established by the
Company. The Board shall annually review Executive's base salary in light of the base salaries paid to other executive officers of the Company and the performance of Executive and the Board may, in its discretion, increase such base salary by an amount it determines to be appropriate, but in no event shall any increase in such salary take effect prior to January 1, 1997. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described above, is referred to herein as "Base Salary". The Company shall pay Executive the portion of his Base Salary not deferred in accordance with the Company's normal payroll practices.

             b. Incentive Compensation. Beginning with calendar year 1996, for each calendar year ending during the Employment Period, Executive shall have the opportunity to receive an annual bonus equal to up to 100% of his Base Salary for such year, with a target bonus opportunity of not less than 50% of such Base Salary. Such a bonus shall be based upon Executive's attainment of performance objectives established by the Board for such calendar year and shall be subject to the terms and conditions of the Company's then current incentive compensation programs, practices and policies, as the same may be amended by the Company from time to time. Subject to Executive's election to defer all or a portion of any bonus payable hereunder pursuant to the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company, any bonus payable under this Paragraph 3(b) shall be paid to Executive at the same time as bonuses are paid to other executive officers of the Company, but in no event later than 90 days after the close of the calendar year for which the bonus is payable.

             c. Temporary Living Allowance. For the first year following the Commencement Date, the Company shall reimburse Executive, upon submission of expense statements or vouchers, for up to $3,000 monthly in respect of the expenses he will incur in obtaining temporary living quarters in Long Beach and to commute between Long Beach and his current permanent residence in Phoenix, Arizona.





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     4.      Stock Option Grant.

             a. Grant. On the Commencement Date, Executive shall be awarded an option (the "Option") pursuant to the terms of the Company's 1992 Long Term Incentive Plan (the "LTIP") to purchase (i) 150,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at an exercise price per share equal to the fair market value of a share of such stock (as determined pursuant to the LTIP) on the date of grant and (ii) 100,000 shares of the Company's Common Stock at an exercise price of $25.00 per share of such stock.

             b. Terms of the Option. The Option shall have a term of ten years from the date of grant and shall become exercisable in full on the third anniversary of the Commencement Date. If Executive's employment with the Company terminates other than due to his death and prior to (x) the occurrence of a Change in Control (as defined in the LTIP) and (y) the third anniversary of the Commencement Date, all unvested Options will be forfeited on the date of such termination. If Executive's employment with the Company terminates due to his death or a Termination due to Disability (as defined below) or if there shall occur a Change in Control prior to the third anniversary of the Commencement Date, the Option shall vest and become exercisable under the terms of the LTIP. Except as otherwise provided in this Section 4, Executive's rights and obligations in respect of the Option shall be determined pursuant to the terms of an Option Agreement to be executed by Executive and the Company.

             c. Future Grants. Executive shall be eligible to participate in any equity plan or program maintained by the Company (including the LTIP or any successor thereto), at a level commensurate with his position as determined by the administrator of such program pursuant to the terms of such plan or program and the Company's usual compensation practices; provided that Executive shall not receive any stock option grants in addition to that described in Section 4(a) above until calendar year 1997.

     5.   Stock Ownership.

             a. Initial Stock Purchase. No later than December 31, 1996, Executive shall purchase that number of whole shares of Common Stock which have an aggregate fair market





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value of at least $800,000, determined on the basis of the aggregate per share purchase prices of such shares (the "Base Shares"). Subject to any applicable margin limitations, the Company will assist Executive in obtaining financing in the amount the Executive requests (but no more than $800,000) from a commercial lending institution or a broker-dealer to effectuate the purchase of the Base Shares, and if necessary to obtain such financing at a commercially reasonable rate and for the full amount requested, the Company will guarantee payment of such financing. The Company shall not be required to register the Base Shares.

             b. Share Ownership Guidelines. No later than December 31, 1998 and at all times thereafter during the Executive's employment by the Company, Executive must own, directly or beneficially, as determined based on the pecuniary interest standard contained in Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Common Stock with an aggregate fair market value equal to (i) three times his Base Salary or (ii) such greater or lesser amount as is required under the then current stock ownership guidelines, as shall be established by the Board (or a committee thereof) for the Company's chief executive officer, as the same may be amended from time to time; provided, however, that in no event shall Executive be required to own Common Stock having a value equal to more than five times his Base Salary.

             c. Premium Share Award. Effective as of the date on which Executive completes the purchase of the Base Shares in accordance with Section 5(a) (the "Stock Award Date"), Executive shall be granted an award of shares of restricted Common Stock (the "Premium Shares") equal to the greatest number of whole shares of Common Stock determined by dividing $160,000 by the closing price per share on the Stock Award Date. The Premium Shares will vest in five equal installments on each of the first five anniversaries of the Stock Award Date, so long as Executive remains in the continuous employ of the Company or a subsidiary through each such date. Notwithstanding the immediately preceding sentence, if Executive's employment terminates due to his death or pursuant to a Termination due to Disability (as defined in Section 7(d) below), all unvested Premium Shares shall become fully vested as of the date of such termination. If Executive's employment with the Company terminates prior to the fifth anniversary of the Stock Award Date for any other reason, all unvested Premium Shares shall





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be forfeited upon the date of such termination, except that, in the event of a
Termination Without Cause or a Termination for Good Reason (as each such term is defined in Paragraph 7(d)), Executive shall be deemed to have vested in that portion of the Premium Shares which would have vested as of the next anniversary of the Stock Award Date.

     6.      Benefits, Perquisites and Expenses.

             a. Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, including the Company's Supplemental Executive Retirement Plan, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. The Company may amend or terminate any such plan in its discretion.

             In addition, during any period where Executive will not be eligible to participate fully in any medical or dental plan maintained by the Company because of any required waiting period for eligibility or any exclusion with respect to any pre-existing conditions, the Company shall also reimburse Executive for the cost of paying for the COBRA continuation coverage available to him under his prior employer's medical and health plans.

             b. Perquisites. Executive shall receive those perquisites and other personal benefits made available to the Company's senior executives from time to time. Without limiting the generality of the foregoing, Executive shall be entitled to four weeks vacation each year.

             c. Country Club Membership. During the Employment Period, the Company shall pay or reimburse Executive for the initiation fee and periodic membership fees payable in respect of any country club of his choosing in the Long Beach, California vicinity.

             d. Financial Planning and Tax Preparation. During the Employment Period, the Company will reimburse Executive





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for the cost of financial planning and tax preparation by persons or firms of his choosing of up to an aggregate amount of $10,000 per annum.

             e. Company Car. During the Employment Period, the Company shall provide Executive with the use of a leased automobile or an automobile allowance in accordance with the Company's automobile policy.

             f. Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

             g.  Indemnification.    The Company agrees that if Executive is
made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

             h. Retirement Benefits. The Company shall pay Executive an additional monthly retirement benefit pursuant to the terms of this Agreement which shall be equal to the excess of (i) the monthly retirement benefit which would be payable to Executive under the terms of the Supplemental Retirement Plan of the Company (the "SERP") as in effect on the date hereof, assuming that, for this purpose, Executive were eligible to participate in the SERP and were credited with one additional year of service under such SERP for each of his actual years of service with the Company over (ii) the monthly retirement benefit which is actually payable to





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Executive under the SERP.   In determining the amount of any offset as provided
in the preceding sentence, such amount shall be calculated assuming the same frequency of payment, the same form of annuity and the same commencement date of payment as the benefits to be paid under this Paragraph 6(h). The retirement benefit payable to or in respect of Executive pursuant to this Paragraph 6(h) shall be fully vested at all times, without regard to when or the manner in which Executive's employment with the Company terminates, and shall commence to be paid at the same time as Executive's retirement benefit would be payable under the SERP assuming that, at the date of his termination of employment, Executive met the minimum requirements to receive a benefit under the SERP. The retirement benefit payable to or in respect of Executive pursuant to this Paragraph 6(h) shall be paid in the form of a straight life annuity for his lifetime or in such other alternative form of benefit permitted under the terms of the SERP as currently in effect as Executive may elect in accordance with the election provisions applicable under the SERP.

     7.      Termination of Employment.

             a. Early Termination of the Employment Period. Notwithstanding Paragraph 1(b), the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason or (vi) a Voluntary Termination.

             b. Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Paragraph 7(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Paragraph 7(c):





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
                           Earned                Vested             Accrued             Severance
                           Salary               Benefits             Bonus               Benefit
                           ------               --------            -------             ---------
Termination due to                                                                         Not
       death               Payable              Payable             Payable              Payable

Termination due to                                                                         Not
    Disability             Payable              Payable             Payable              Payable

Termination for                                                       Not                  Not
      Cause                Payable              Payable             Payable              Payable

Termination Without
      Cause                Payable              Payable             Payable              Payable

Termination for
   Good Reason             Payable              Payable             Payable              Payable

Voluntary                                                             Not                  Not
   Termination             Payable              Payable             Payable              Payable

                      c. Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days, following the end of the Employment Period. Accrued Bonus shall be payable at the same time as annual bonuses are paid to other officers of the Company generally for the calendar year in which Executive's employment terminates. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued. The Severance Benefit shall be paid in a single lump sum payment as soon as practicable, but in no event later than 30 days after the date of Executive's termination.

                      d. Change of Control. Upon the occurrence of a Change of Control as defined in an employment continuation agreement to be entered into between the Company and Executive as soon as practicable following the date of this Agreement with respect to his continued employment following such a change of control (the "ECA"), any provision of the ECA which is more favorable to Executive than the terms of this Agreement shall control and supersede any provisions hereof which conflict therewith or are otherwise inconsistent therewith; provided that nothing in this
     Section 7(d) shall be construed to permit Executive to receive any amounts hereunder following a





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